NEWS RELEASE

Investor Relations Contact:                      Date:    November 5, 2012
Nick Conrad
Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS THIRD QUARTER RESULTS
Third Quarter Earnings of $0.90 per Diluted Share
Rail Group Leads Earning Results

MAUMEE, OHIO, November 5, 2012-The Andersons, Inc. (NASDAQ: ANDE) today announced third quarter net income attributable to the company of $16.9 million, or $0.90 per diluted share, on revenues of $1.1 billion. In the third quarter of 2011, the company reported results of $10.9 million, or $0.59 per diluted share, on revenues of $939 million. For the first nine months of 2012, the company earned $64.5 million, or $3.43 per diluted share, on revenues of $3.6 billion. In the same period of 2011, The Andersons reported results of $73.4 million, or $3.92 per diluted share, on $3.3 billion of revenues.

The Rail Group achieved record third quarter operating income of $19.1 million on revenues of $60 million. In the same three month period of 2011, the group earned $1.1 million and revenues were $24 million. This quarter, the group recognized $13.5 million in gains on sales of railcars and related leases and non-recourse transactions (where the company continues to provide car management services to the purchaser and typically holds an option to purchase the railcars at the end of the assigned lease). In the third quarter of 2011, the company recognized a gain on similar transactions of $0.7 million. Gross profit from the leasing business was significantly higher due primarily to an increase in the average lease rate. The average utilization rate for the quarter was approximately 84 percent, which is down slightly from 85 percent last year. The rail fleet has increased to approximately 23,400 cars from 22,300 last year. The group's first nine months operating income was $34.3 million on $128 million of revenues. In 2011, operating income through September was $7.4 million and revenues were $82 million. These results include gains similar to those aforementioned of $22.2 million and $7.7 million in 2012 and 2011, respectively.

The Grain Group had operating income of $10.8 million in the third quarter of 2012 versus $8.3 million for the same period last year. The group benefited from an early harvest, which resulted in higher gross profit on sales in comparison to the prior year third quarter. Space income was down considerably, as expected. This was offset by record third quarter earnings from the company's investment in Lansing Trade Group. Revenues for the Grain Group were $677 million and $539 million for the third quarter of 2012 and 2011, respectively. Revenues increased primarily due to an increase in the bushels sold. The Grain Group's operating income for the first nine months of the year was $45.5 million on revenues of $2.1 billion. Last year, its operating income through September was $60.0 million on revenues of $2.0 billion. As announced last week, the group has entered into an agreement to purchase the majority of the grain and agronomy assets of Green Plains Grain Company, LLC, a subsidiary of Green Plains Renewable Energy, Inc. This acquisition includes seven facilities in Iowa and five in Tennessee, with a combined grain storage capacity of approximately 32 million bushels, which increases the group's storage capacity by nearly 30 percent. The Iowa locations also have 30 thousand tons of fertilizer storage space.

The Plant Nutrient Group's third quarter operating income was $0.8 million on revenues of $135 million. In the same three month period of 2011, the group had operating income of $6.6 million on revenues of $138 million. Margins in the third quarter were solid; however, in the prior year margins were significantly higher. The group's first nine months' operating income was $34.5 million on $619 million of revenues. Last year, its operating income through September was $35.8 million on revenues of $521 million. Increased revenues this year are due to both increased volume and higher selling prices.

The Ethanol Group had an operating loss of $0.9 million in the third quarter, compared to earnings of $4.4 million during the same period last year. The loss was primarily the result of a decrease in the company's earnings from its ethanol investment affiliates, whose income continues to be significantly impacted by lower ethanol margins that have resulted from increased corn costs and lower ethanol demand. Partially offsetting the group's lower margins are service income and income from co-products such as corn-oil, DDGs, E-85, and CO2. Total revenues for the quarter in 2012 and 2011 were $210 million and $179 million, respectively. Revenues were up due to the addition of the Denison, Iowa facility in May. The group's operating loss through September was $2.9 million on revenues of $528 million. Last year, its nine month operating income was $16.8 million on revenues of $477 million.

The Turf & Specialty Group had an operating loss of $1.6 million in the third quarter on $22 million of revenues. Last year, the group reported an operating loss of $1.2 million on $23 million of revenues for the same period. Through the first nine months of 2012, the group's operating income was $3.4 million on $110 million of revenues. Last year, its operating income was $3.8 million for the same period on revenues of $112 million.

The Retail Group had an operating loss of $1.8 million in the third quarter of 2012 on revenues of $35 million. In the comparable period last year, the group's operating loss was $1.2 million and total revenues were $36 million. Through nine months, the group recorded a loss of $3.1 million and total revenues of $110 million. Last year through September the group lost $2.0 million on total revenues of $112 million.

“We had a great quarter, due in a large part to the exceptional results seen in our Rail Group, which has had record results every quarter this year due to skillful management of its railcar assets,” CEO Mike Anderson stated. “We also had good results in the Grain Group, although some of its income has been accelerated due to the early harvest. The Grain Group's performance was impacted by record Lansing Trade Group earnings,” added Mr. Anderson. “Our expectations for the remainder of the year still remain tempered by the drought, which will continue to impact our grain and ethanol businesses through the first half of 2013. Our recent acquisitions and capital expansions, however, will pay dividends in the future. These include the acquisition of Mt. Pulaski Products, which was finalized last week, breaking ground on a new, state of the art, railcar blast and paint facility, the recent opening of our Anselmo, Nebraska grain elevator, and the previously mentioned Green Plains Grain Company, LLC acquisition. We will effectively manage through the 2012 drought, as we have to date, and will continue our focus on long term earnings growth,” concluded Mr. Anderson.

The company will host a webcast on Tuesday, November 6, 2012 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

The Andersons, Inc.
Consolidated Statements of Income
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2012	2011	2012	2011

Sales and merchandising revenues	$1,138,402	$938,660	$3,591,369	$3,278,501
Cost of sales and merchandising revenues	1,060,086	873,696	3,324,533	3,012,080
Gross profit	78,316	64,964	266,836	266,421

Operating, administrative and general expenses	58,029	54,486	177,339	165,923
Interest expense	5,482	5,711	16,192	20,609
Other income:
Equity in earnings of affiliates	6,027	9,731	15,406	29,489
Other income, net	3,492	1,217	9,409	5,541
Income before income taxes	24,324	15,715	98,120	114,919
Income tax provision	9,133	4,484	36,730	40,265
Net income	15,191	11,231	61,390	74,654
Net income (loss) attributable to the noncontrolling interests	(1,693)	306	(3,100)	1,245
Net income attributable to The Andersons, Inc.	$16,884	$10,925	$64,490	$73,409

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$0.91	$0.59	$3.47	$3.96
Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.90	$0.59	$3.43	$3.92
Dividends paid	$0.15	$0.11	$0.45	$0.33

The Andersons, Inc.
Consolidated Balance Sheets
(unaudited)

(in thousands)	September 30, 2012	December 31, 2011	September 30, 2011

Assets
Current assets:
Cash and cash equivalents	$80,370	$20,390	$38,510
Restricted cash	160	18,651	11,920
Accounts receivable, net	199,158	167,640	158,757
Inventories	682,292	760,459	458,314
Commodity derivative assets - current	166,264	83,950	143,010
Deferred income taxes	20,627	21,483	17,233
Other current assets	41,568	34,649	41,559
Total current assets	1,190,439	1,107,222	869,303

Other assets:
Commodity derivative assets - noncurrent	7,047	2,289	3,907
Other assets, net	67,801	53,327	48,010
Equity method investments	190,057	199,061	189,118
	264,905	254,677	241,035
Railcar assets leased to others, net	252,702	197,137	183,346
Property, plant and equipment, net	283,394	175,087	164,893
Total assets	$1,991,440	$1,734,123	$1,458,577

Liabilities and equity
Current liabilities:
Borrowings under short-term line of credit	$275,522	$71,500	$105,000
Accounts payable for grain	250,066	391,905	77,813
Other accounts payable	204,347	142,762	137,872
Customer prepayments and deferred revenue	77,278	79,557	82,785
Commodity derivative liabilities – current	43,589	15,874	55,354
Accrued expenses and other current liabilities	53,631	60,445	49,487
Current maturities of long-term debt	32,655	32,208	45,171
Total current liabilities	937,088	794,251	553,482

Other long-term liabilities	14,083	43,014	35,421
Commodity derivative liabilities – noncurrent	590	1,519	6,903
Employee benefit plan obligations	49,478	52,972	30,132
Long-term debt, less current maturities	312,404	238,885	235,729
Deferred income taxes	75,377	64,640	64,841
Total liabilities	1,389,020	1,195,281	926,508
Total equity	602,420	538,842	532,069
Total liabilities and equity	$1,991,440	$1,734,123	$1,458,577

The Andersons, Inc.
Segment Data

	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Quarter ended September 30, 2012
Revenues from external customers	$677,484	$209,634	$135,144	$59,703	$21,509	$34,928	$—	$1,138,402

Gross profit	21,166	3,846	15,297	22,892	5,296	9,819	—	78,316

Equity in earnings (loss) of affiliates	9,249	(3,224)	2	—	—	—	—	6,027

Other income, net	526	1	523	1,695	181	117	449	3,492

Income (loss) before income taxes	10,807	(2,629)	759	19,071	(1,571)	(1,769)	(344)	24,324

Loss attributable to the noncontrolling interests	—	(1,693)	—	—	—	—	—	(1,693)

Operating income (loss) (a)	$10,807	$(936)	$759	$19,071	$(1,571)	$(1,769)	$(344)	$26,017

Quarter ended September 30, 2011
Revenues from external customers	$538,723	$179,331	$137,637	$24,067	$23,051	$35,851	$—	$938,660

Gross profit	20,757	3,079	20,977	5,180	4,714	10,257	—	64,964

Equity in earnings of affiliates	6,459	3,270	2	—	—	—	—	9,731

Other income (expense), net	652	38	282	604	167	130	(656)	1,217

Income (loss) before income taxes	8,313	4,749	6,622	1,123	(1,245)	(1,233)	(2,614)	15,715

Income attributable to the noncontrolling interest	—	306	—	—	—	—	—	306

Operating income (loss) (a)	$8,313	$4,443	$6,622	$1,123	$(1,245)	$(1,233)	$(2,614)	$15,409

	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Nine months ended September 30, 2012
Revenues from external customers	$2,096,256	$528,062	$619,301	$127,608	$110,481	$109,661	$—	$3,591,369

Gross profit	80,207	8,544	78,272	47,020	20,785	32,008	—	266,836

Equity in earnings (loss) of affiliates	22,706	(7,305)	5	—	—	—	—	15,406

Other income, net	1,842	37	1,651	3,295	671	396	1,517	9,409

Income (loss) before income taxes	45,519	(6,020)	34,540	34,288	3,384	(3,090)	(10,501)	98,120

Loss attributable to the noncontrolling interests	—	(3,100)	—	—	—	—	—	(3,100)

Operating income (loss) (a)	$45,519	$(2,920)	$34,540	$34,288	$3,384	$(3,090)	$(10,501)	$101,220

Nine months ended September 30, 2011
Revenues from external customers	$1,973,820	$476,783	$521,109	$82,478	$111,872	$112,439	$—	$3,278,501

Gross profit	103,529	12,373	78,312	18,712	20,458	33,037	—	266,421

Equity in earnings of affiliates	18,117	11,366	6	—	—	—	—	29,489

Other income (expense), net	1,754	133	541	2,198	716	430	(231)	5,541

Income (loss) before income taxes	59,955	18,089	35,813	7,432	3,811	(2,020)	(8,161)	114,919

Income attributable to the noncontrolling interest	—	1,245	—	—	—	—	—	1,245

Operating income (loss) (a)	$59,955	$16,844	$35,813	$7,432	$3,811	$(2,020)	$(8,161)	$113,674

(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.